Exhibit 10.1

SECOND AMENDMENT TO
FORBEARANCE AGREEMENT

This Second Amendment to Forbearance Agreement (this “Amendment” or this “Second Amendment” or this “Forbearance Amendment”) is made as of the 27th day of September, 2011, by and among BANK OF AMERICA, N.A. (“Bank”), a national banking association, having an office and place of business located at c/o Special Assets Group, 111 Westminster Street, Mail Sop RI1-102-15-01, Providence, Rhode Island 02903, and WPCS INTERNATIONAL INCORPORATED (“WPCS”), a corporation of the State of Delaware, WPCS INTERNATIONAL – LAKEWOOD, INC. (formerly Quality Communications & Alarm Company, Inc., herein “Lakewood”), a corporation of the State of New Jersey, WPCS INTERNATIONAL – SUISUN CITY, INC. (formerly Walker Comm Inc., herein “Suisun City”), a corporation of the State of California, WPCS INTERNATIONAL – HARTFORD, INC. (formerly New England Communications Systems, Inc., herein “Hartford”), a corporation of the State of Connecticut, WPCS INTERNATIONAL - SEATTLE, INC. (formerly Major Electric Inc., herein “Seattle”), a corporation of the State of Washington, WPCS INTERNATIONAL – TRENTON, INC. (formerly Voacolo Electric Incorporated, herein “Trenton”), a corporation of the State of New Jersey, and WPCS INTERNATIONAL – PORTLAND, INC., a corporation of the State of Oregon (formerly Midway Electric Company, herein “Portland” and, collectively with WPCS, Lakewood, Suisun City, Hartford, Seattle, and Trenton, “Borrowers”).

BACKGROUND:

WHEREAS, Bank, Borrowers, WPCS International-Sarasota, Inc., a corporation of the State of Florida (“Sarasota”), and WPCS International-St. Louis, Inc., a corporation of the State of Missouri (“St. Louis”) are parties to a certain Forbearance Agreement dated December 22, 2010 (the “Initial Forbearance”) as amended by a certain First Amendment to Forbearance Agreement made as of March 28, 2011 and effective as of February 28, 2011 (the “First Amendment” and, collectively with the Initial Forbearance, the “Forbearance Agreement”) with respect to the Existing Events of Default (as defined in the Initial Forbearance) and the Additional Defaults (as defined in the First Amendment) which had occurred and were continuing under the Loan Documents; and

WHEREAS, since the execution of the First Amendment all of the issued and outstanding stock of Sarasota and St. Louis was sold to an unrelated third party, the Bank released its security interests and liens in and to the assets of Sarasota and St. Louis and, for this reason, it is neither necessary nor appropriate for Sarasota or St. Louis to be party to this Amendment; and

WHEREAS, since the execution of the First Amendment the following Events of Default (collectively, the “April 2011 Defaults”) have occurred and are continuing:

(i)           Borrowers failed to comply with subsection 8.2(f) of the Loan Agreement, pursuant to which Borrowers were required to deliver a compliance certificate within 50 days of the end of each quarter under subsection 8.2(f) of the Loan Agreement.

(ii)           Borrowers failed to comply with Section 8.3 of the Loan Agreement, as modified by the First Amendment, pursuant to which Borrowers were required to maintain, on a consolidated basis (but excluding the results for Taian AGS Pipeline Construction Co., Ltd. [“TAGS”]), EBITDA on a quarterly basis of not less than $425,000.00 for the quarter ending April 30, 2011.

(iii)           Borrowers failed to comply with Section 8.4 of the Loan Agreement, pursuant to which Borrowers were required to maintain, on a consolidated basis, a Funded Debt to Tangible Net Worth Ratio of not more than 1.0 to 1.00 as of April 30, 2011.

(iv)           Borrowers failed to comply with Section 8.5 of the Loan Agreement, as modified by the First Amendment, pursuant to which Borrowers were required to maintain, on a consolidated basis (but excluding the results for TAGS), an Interest Coverage Ratio, on a quarterly (and not a rolling four-quarter) basis, of at least 3.0 to 1.0 for the quarter ending April 30, 2011.

(v)           Borrowers failed to comply with Section 8.25 of the Loan Agreement as modified by the First Amendment, pursuant to which Borrowers were required to maintain, on a consolidated basis (but excluding the results for TAGS), a Funded Debt to EBITDA Ratio on a quarterly basis of not more than 21.0 to 1.0 for the quarter ending April 30, 2011.

(vi)           Borrowers failed to comply with subsection 2.(d)(iii) of the First Amendment, pursuant to which Borrowers were required to maintain, on a consolidated basis (but excluding the results for TAGS), a Basic Fixed Charge Coverage Ratio of not less than 1.2 to 1.0 as of the April 30, 2011 quarter end.

WHEREAS, notwithstanding the occurrence of the April 2011 Defaults and the continuance of the Existing Events of Default and the Additional Defaults, the Borrowers have requested (i) that the Bank extend its forbearance to the April 2011 Defaults and (ii) that the Bank agree to extend the term of its forbearance; and

WHEREAS, the Bank has approved these requests, subject to the terms and conditions set forth in this Amendment; and

WHEREAS, Bank and Borrowers wish to memorialize the terms of their agreements by this writing,

NOW, THEREFORE, Bank and Borrowers agree as follows:

1.	Incorporation of Recitals. Each of the foregoing recitals is hereby acknowledged and affirmed as being accurate and complete and is hereby incorporated as part of this Forbearance Amendment.

2.
Defined Terms.  Each capitalized term used, but not defined, in this Forbearance Amendment shall be defined as set forth in the Forbearance Agreement or the Loan Documents, as applicable.  In the event of any inconsistencies between definitions, the definition set forth in the Forbearance Agreement shall be controlling.  Any reference to the “Forbearance Agreement” in this Forbearance Amendment shall be deemed to refer to the Forbearance Agreement as modified by this Forbearance Amendment.

3.	Existing Defaults, Additional Defaults and April 2011 Defaults.

(a)
The Borrowers hereby acknowledge and agree that the Existing Events of Default described in the Forbearance Agreement, the Additional Defaults described in the First Amendment, and the April 2011 Defaults described in the recitals to this Forbearance Amendment have occurred and are continuing.

(b)
Borrowers and Bank hereby acknowledge and agree that, for the purposes of the Forbearance Agreement and this Amendment, the term “Existing Events of Default” shall be deemed to include the Additional Defaults and the April 2011 Defaults.

4.	Amendments to the Forbearance Agreement.

(a)	Paragraph 2 of the Forbearance Agreement is hereby amended and restated to read as follows:

2.           Temporary Forbearance.  Subject to the satisfaction of the terms and conditions set forth herein, during the period (the “Forbearance Period”) commencing on the date of this Agreement and continuing until that date which is the earliest to occur of (a) November 30, 2011, and (b) the date of the occurrence of any one or more of the Events of Termination set forth in this Agreement, the Bank will not exercise or enforce its rights or remedies against Borrowers to which Bank would be entitled under the terms of the Loan Documents by reason of the occurrence of the Existing Events of Default; provided that such forbearance shall not act as a waiver of Bank’s right to enforce any such right or remedy after the termination or conclusion of the Forbearance Period.

Upon the occurrence of any Event of Termination, the Bank shall have the immediate right to exercise all of the rights and remedies which are available to it under the Loan Documents, at law and in equity.

Upon the lapse or termination of the Forbearance Period, all Obligations under the Loan Agreement, including without limitation all principal, all accrued and unpaid interest, fees, and charges, if any, and all unpaid or unreimbursed amounts due pursuant to this Agreement shall be and become immediately due and payable, without notice or demand.

All payments received by Bank with respect to the Obligations, howsoever designated by Borrowers, may be applied by Bank to the indebtedness and obligations related to the Loan, including principal, accrued and unpaid interest fees and charges, and costs incurred by Bank, in such order as Bank, acting in its sole and absolute discretion may elect.

(b)	Clause 3(a)(ii) of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

(ii)           Borrowing Base.  During the term of this Agreement, aggregate outstanding advances under the Loan shall be limited to the lesser of:

(x) (1) from the date of the Second Amendment through and including October 20, 2011, Three Million Eight Hundred Thousand Dollars ($3,800,000.00), (2) on and after October 21, 2011 through and including November 29, 2011, Three Million Five Hundred Thousand Dollars ($3,500,000.00), and (3) on November 30, 2011 and at all time thereafter, Zero Dollars ($0);

or (y) the Borrowing Base, as defined below.

In the event that the outstanding principal balance of the Loan exceeds the maximum amount permitted to be outstanding at any time, such excess shall be due and payable immediately, without notice or demand.

“Borrowing Base” shall mean the aggregate sum of up to:

(x) through and including October 1, 2011, seventy percent (70%) and then, on and after October 2, 2011, sixty percent (60%) of Eligible Accounts Receivable (as defined in Schedule “A” hereto) which are not more than 90 days past original invoice date, plus

(y) thirty (30%) percent of Eligible Inventory (as defined in Schedule “A” hereto) provided that, at no time shall advances against Eligible Inventory be permitted to exceed Five Hundred Thousand Dollars ($500,000.00).

After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord’s liens, dilution, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrowers enter into with the Bank at any time (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

(c)	Subsection 3(a) of the Forbearance Agreement is hereby amended to add the following new clause (iv):

(iv)           Maturity Date of Line of Credit.  Notwithstanding anything to the contrary contained in the Loan Agreement or the Forbearance Agreement, the entire outstanding principal balance of the Loan shall be due and payable, in full, on November 30, 2011, together with all accrued and unpaid interest, fees and charges and a failure to pay the Obligations in full on or before November 30, 2011 shall be an immediate Event of Termination without notice to or demand upon Borrowers by the Bank.

(d)	Subsection 3(b) of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

(b)           Interest.  The per annum interest rate applicable to the Loan shall be the following:

(i)           through and including September 30, 2011, the per annum interest rate applicable to the Loan shall continue to be a fluctuating rate per annum equal at all time to the Prime Rate plus 200 basis points; and then

(ii)           beginning on October 1, 2011 and continuing through and including October 31, 2011 the per annum interest rate applicable to the Loan shall increase to a fluctuating rate per annum equal at all time to the Prime Rate plus 300 basis points; and then

(iii)           beginning on November 1, 2011 and continuing through and including November 30, 2011 the per annum interest rate applicable to the Loan shall increase to a fluctuating rate per annum equal at all time to the Prime Rate plus 400 basis points; and then

(iv)           if the Loan is not paid in full, together with all accrued and unpaid interest, fees and charges, on the November 30, 2011 maturity date, then the per annum interest rate applicable to the Loan shall increase to a fluctuating rate per annum equal at all time to the Prime Rate plus 500 basis points or, at the Bank’s option, such higher rate as may be permitted by the Loan Agreement.

The “Prime Rate” is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

(e)
The following new material is hereby inserted as a new subsection 3(h) of the Forbearance Agreement (after the new material added to Section 3 of the Forbearance Agreement by subsection 4(d) of the First Amendment):

(h)	Assignment of Tax Refund Claim. WPCS hereby represents and warrants to the Bank, covenants with the Bank, and agrees as follows:

(i)          it has a valid claim against the Internal Revenue Service (“IRS”) for a tax refund of approximately One Million One Hundred Seventy-Five Thousand Dollars ($1,175,000.00) (the “Refund Claim”);

(ii)         it has submitted a signed tax return with all requisite schedules and such other documents and instruments as the IRS may require in order to make the Refund Claim enforceable against the IRS;

(iii)        in consideration of the extension of the Forbearance Period, it hereby assigns the Refund Claim and all proceeds thereof to the Bank as collateral security for the Loan and all other Obligations of Borrowers to the Bank;

(iv)        it has directed or shall immediately direct the IRS to electronically deposit the entire refund due to WPCS pursuant to the Refund Claim to an account with the Bank;

(v)         it will pay over to the Bank the entire refund received with respect to the Refund Claim, immediately upon receipt, for application to the Obligations in such order as the Bank may elect;

(vi)        it will execute any additional documents or instruments related to this assignment of the Refund Claim as the Bank shall require at any time; and

(viii)      any failure to comply with the terms of this subsection 3(h) shall be an immediate Event of Termination without notice to or demand upon Borrowers by the Bank.

5.
Conditions to Effectiveness of this Amendment.  The extension of the Forbearance Period set forth in sub-paragraph 4(a) of this Forbearance Amendment is further conditioned upon the execution by all parties of this Amendment and (a) the Bank’s receipt of the documents, instruments and agreements listed below, fully executed by all parties thereto, and in form and substance satisfactory to the Bank, (b) the Bank’s receipt of the amounts specified below, in cash in immediately available funds, and (c) satisfaction of the other requirements set forth below:

(i)
Upon the execution of this Amendment, such enabling resolutions, officer certificates and other documents, agreements and instruments which Bank determines are reasonably necessary to memorialize or carry out the intents and purposes of this Amendment;

(ii)
Payment by Borrowers of a forbearance extension fee in the amount of One Hundred Twenty Five Thousand Dollars ($125,000.00), which shall be deemed fully earned, non-refundable and not subject to rebate or proration upon the execution of this Amendment.  Provided also, however the following terms shall govern the payment of this forbearance extension fee:

(1) as an accommodation to the Borrowers, the forbearance extension fee shall be paid in two (2) installments;

(2) the first installment in the sum of Fifty Thousand Dollars ($50,000.00) shall be due and payable, in full, upon the execution of this Amendment;

(3)  the second installment of Seventy Five Thousand Dollars shall be due and payable, in full, on November 30, 2011 or such earlier date upon which the Forbearance Agreement is terminated for any reason; and

(4)  in the event that the Bank receives payment in full, in immediately available funds, of the entire outstanding principal balance of the Loan, together with all accrued and unpaid interest, fees and charges, before the close of business on November 30, 2011, and provided that there has been no early termination of the Forbearance Period for any reason other than payment in full, then the requirement to pay the second installment of the forbearance extension fee shall be waived.

(iii)
Within one (1) business days of presentation of an invoice, payment by Borrowers of the out-of-pocket costs and expenses incurred by the Bank from the date of the First Amendment through the date of this Second Amendment.

(iv)
No material adverse change shall have occurred in the condition, financial or otherwise, operations, properties, assets or prospects of Borrowers since the date of the Forbearance Agreement which has not been disclosed to the Bank prior to the date of this Amendment, and Borrowers hereby represent and warrant to Bank that, as of the date of this Amendment, all such occurrences have been disclosed.

(v)
There shall exist no material threatened or pending litigation or material contingent obligations with respect to Borrowers, and Borrowers hereby represent and warrant to Bank that, as of the date of this Amendment, there is no pending litigation and/or outstanding judgments against any of the Borrowers.

(vi)
Borrowers shall continue to be obligated to make all payments under the Loan Documents as and when due, including the timely payment of interest with respect to the Obligations and shall comply with all of the other terms and conditions set forth in the Loan Documents, as modified by the Forbearance Agreement.

6.
Ratification of Forbearance Agreement and Loan Documents.  Except as expressly modified herein, all terms and conditions of the Forbearance Agreement, and the Loan Documents remain in full force and effect.  Borrowers reaffirm all of the terms, conditions, representations and warranties of the Forbearance Agreement and the Loan Documents (except as expressly modified by the Forbearance Agreement or this Forbearance Amendment) and acknowledge that all of the Borrowers’ obligations and liabilities under the Loan Documents are, by Borrowers’ execution of this Forbearance Amendment, ratified and confirmed in all respects by Borrowers. Borrowers acknowledge that all of their obligations, indebtedness and liabilities to Bank under the Loan Documents are joint and several.

7.
Release of Bank.  In consideration of Bank’s extension of the Forbearance Period, each Borrower, by its execution of this Amendment, hereby acknowledges and confirms that it does not have any offsets, defenses or claims against the Bank, or any of its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors or assigns whether asserted or unasserted.  To the extent that such offsets, defenses or claims may exist, the Borrowers and each of their respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs and executors, as applicable (collectively, “Releasors”), jointly and severally, release and forever discharge the Bank, its subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively the “Bank Affiliates”) of and from any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity, which Releasors ever had or now have against the Bank and/or Bank Affiliates, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.

8.
No Waiver by Bank.  Nothing in this Forbearance Amendment shall extend to or affect in any way any of the rights of Bank and remedies of Bank arising under the Forbearance Agreement or the Loan Documents.  Except as specifically set forth in this Forbearance Amendment, Bank shall not be deemed to have waived any or all of such rights or remedies with respect to any default or Event of Default or event or condition which, with notice or the lapse of time, or both, would become a default or Event of Default under the Loan Documents or an Event of Termination under the Forbearance Agreement and which upon Borrowers’ execution and delivery of this Forbearance Amendment might otherwise exist or which might hereafter occur.  The failure of Bank at any time or times hereafter to require strict performance by Borrowers of any of the provisions, warranties, terms and conditions contained in the Forbearance Agreement, in this Forbearance Amendment or in the Loan Documents shall not waive, affect or diminish any right of Bank at any time or times thereafter to demand strict performance thereof; and, no rights of Bank hereunder shall be deemed to have been waived by any act or knowledge of Bank, its agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer of Bank and directed to the applicable Borrowers specifying such waiver.  No waiver by Bank of any of its rights shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

9.
Representations, Warranties and Acknowledgments.  Each Borrower hereby represents and warrants that it (i) is represented by legal counsel of its choice, or (ii) has knowingly and intentionally waived its right to have legal counsel of its choice review this Forbearance Amendment and represent it with respect to the negotiation and preparation of this Forbearance Amendment; and, in either event, is fully aware of the terms contained in this Forbearance Amendment and has voluntarily and without coercion or duress of any kind, entered into this Forbearance Amendment and the documents executed in connection with this Forbearance Amendment.

10.
Changes in Writing.  No modification, amendment or waiver of any provision of this Forbearance Amendment nor consent to any departure by Borrowers or Bank therefrom will be effective unless made in a writing and signed by all parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

11.	Counterparts. This Forbearance Amendment may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document.

12.
Governing Law.  It is the desire and intention of the parties that this Amendment be in all respects interpreted according to the laws of the State of New York (the “State”).  Each Borrower specifically and irrevocably consents to the jurisdiction and venue of the state and federal courts of the State sitting in the County of New York or the Southern District of New York, respectively, with respect to all matters concerning this Agreement or the Loan Documents or the enforcement of any of the foregoing.  Each Borrower agrees that the execution and performance of this Agreement shall have a State situs and accordingly, consents to personal jurisdiction in the State.

13.
WAIVER OF JURY TRIAL. EACH BORROWER AND BANK EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE UNDERLYING TRANSACTIONS.  EACH BORROWER CERTIFIES THAT NEITHER BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF ANY SUCH SUIT, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Forbearance Agreement as an instrument under seal as of the day and year first written above.

BANK OF AMERICA, N.A.

		By:	/s/ EDMOND T. GIORGI
Edmond T. Giorgi,
Vice President

ATTEST/WITNESS:		WPCS INTERNATIONAL INCORPORATED

By:	/s/ HUIJUAN WANG	By:	/s/ JOSEPH HEATER
Print Name:	Huijuan Wang	Print Name:	Joseph Heater
Print Title:	Witness	Print Title:	Authorized Signatory

WPCS INTERNATIONAL – LAKEWOOD, INC.

By:	/s/ HUIJUAN WANG	By:	/s/ JOSEPH HEATER
Print Name:	Huijuan Wang	Print Name:	Joseph Heater
Print Title:	Witness	Print Title:	Authorized Signatory

WPCS INTERNATIONAL – SUISUN CITY, INC.

By:	s/ HUIJUAN WANG	By:	/s/ JOSEPH HEATER
Print Name:	Huijuan Wang	Print Name:	Joseph Heater
Print Title:	Witness	Print Title:	Authorized Signatory

WPCS INTERNATIONAL – HARTFORD, INC.

By:	/s/ HUIJUAN WANG	By:	/s/ JOSEPH HEATER
Print Name:	Huijuan Wang	Print Name:	Joseph Heater
Print Title:	Witness	Print Title:	Authorized Signatory

WPCS INTERNATIONAL - SEATTLE, INC.

By:	/s/ HUIJUAN WANG	By:	/s/ JOSEPH HEATER
Print Name:	Huijuan Wang	Print Name:	Joseph Heater
Print Title:	Witness	Print Title:	Authorized Signatory

[Signatures continue on next page.]

WPCS INTERNATIONAL – TRENTON, INC.

By:	/s/ HUIJUAN WANG	By:	/s/ JOSEPH HEATER
Print Name:	Huijuan Wang	Print Name:	Joseph Heater
Print Title:	Witness	Print Title:	Authorized Signatory

WPCS INTERNATIONAL – PORTLAND, INC.

By:	/s/ HUIJUAN WANG	By:	/s/ JOSEPH HEATER
Print Name:	Huijuan Wang	Print Name:	Joseph Heater
Print Title:	Witness	Print Title:	Authorized Signatory

[CORPORATE NOTARY ACKNOWLEDGMENT FOLLOWS]

CORPORATE ACKNOWLEDGMENT

STATE OF		:
SS:
COUNTY OF		:

BE IT REMEMBERED, that on this _____ day of September, 2011, before me the subscriber, a Notary Public of the State and County aforesaid, personally appeared Joseph Heater, being by me duly sworn on her oath, deposed and made proof to my satisfaction, that he is an authorized signatory of WPCS International Incorporated, WPCS International-Lakewood, Inc., WPCS International-Suisun City, Inc., WPCS International-Hartford, Inc., WPCS International-Seattle, Inc., WPCS International-Trenton, Inc., and WPCS International Portland, Inc., the corporations named in the within instrument, that the execution of the within instrument was duly authorized by all requisite corporate action; and that he executed the within instrument in his capacity as such authorized signatory, as and for the voluntary act and deed of said corporation.

WITNESS my hand and seal the day and year aforesaid.

Notary Public
My commission expires: